Exhibit 21.1

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

List of Significant Subsidiaries

September 30,
Formation
Entity Name	Jurisdiction
NorthStar Real Estate Income Trust Operating Partnership, LP	Delaware
NS Income Opportunity REIT Holdings, LLC	Delaware
CMBS Funding Trust III	Delaware
NRF Income Opportunity Securities Holdings, LLC	Delaware